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                                   Exhibit 21

                         Subsidiaries of the Registrant

The Registrant has two subsidiaries:

         Netking Limited, a British corporation - 100% owned
         Skamp International Limited, a British corporation - 53% owned

Netking Limited has one subsidiary:

         Skynet Limited, a British corporation - 100% owned

SKAMP International Limited has one subsidiaries:

         SKAMP sro, a Slovakian corporation - 90% owned